Exhibit 16.1

Marcum & Kliegman LLP

Certified Public Accountants & Consultants
A Limited Liability Partnership Consisting of Professional Corporations

August 24, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Able Energy, Inc. (the “Company”) under Item 4.01 of its Form 8-K dated August 13, 2007 and have the following comments:

With respect to paragraph (i), for more than a month prior to the date of termination, we had numerous conversations with the management of the Company and the Chairman of the Audit Committee regarding whether or not we would continue as the independent registered public accountants for the Company. Those conversations started immediately after Mr. Gregory Frost resumed his duties as the Company’s Chief Executive Officer (“CEO”). We had expressed concern over certain matters (more fully discussed below) regarding the integrity of Mr. Frost as well as the ineffectiveness of the Company’s internal controls over financial reporting. We indicated to the Company that if these matters were not addressed, then we would be unable to provide audit services to the Company in accordance with the standards of the Public Company Accounting Oversight Board and we would be forced to resign as the Company’s independent registered public accountants. These matters were not addressed; however, before we could resign, the Company terminated our services.

With respect to paragraph (ii), we were not the independent registered public accounting firm for the Company for its year ended June 30, 2005. Additionally, our report, dated April 4, 2007, included in the Company’s Form 10-K filed on April 12, 2007, contained a significant modification related to an uncertainty regarding the Company’s ability to continue as a going concern, and an explanatory paragraph for an uncertainty which read as follows:

“As discussed in Note 24 to the consolidated financial statements, on September 7, 2006, the Company received a copy of a Formal Order of Private Investigation (“Formal Order”) from the Securities and Exchange Commission (the “SEC”) pursuant to which the Company, certain of its officers and a director were served with subpoenas requesting certain documents and information. The Formal Order authorizes an investigation of possible violations of the anti-fraud provisions of the federal securities laws with respect to the offer, purchase and sale of the Company’s securities and the Company’s disclosures or failures to disclose material information. The scope, focus and subject matter of the SEC investigation may change from time to time and the Company may be unaware of matters under consideration by the SEC. The Company has produced and continues to produce responsive documents and intends to continue cooperating with the SEC in its investigation. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

655 Third Avenue • 16th Floor • New York, NY 10017 • Tel 212-981-3000 • Fax 212-981-3001
Melville     New York     Greenwich Grand     Cayman
www.mkllp.com

Securities and Exchange Commission
August 24, 2007

We are not in a position to agree or disagree with the statements contained in paragraph (iii).

With respect to the first sentence of paragraph (iv), reference should be made only to our audit of the fiscal year ended June 30, 2006, not the “two most recently completed fiscal years”. As previously stated, we were not the independent registered public accounting firm for the Company for its year ended June 30, 2005, nor have we audited the year ended June 30, 2007. Also, for the sake of clarity, we were terminated on August 13, 2007, and did not complete our review of the Company’s condensed consolidated financial statements for the quarterly period ended March 31, 2007.

With respect to the second sentence of paragraph (iv), there were two “reportable events”, as defined in Item 304(a)(1)(v) of Regulation S-K, that require disclosure:

1.    On September 11, 2006, we became aware that certain of the Company’s officers and a director were served with subpoenas requesting certain documents and information regarding an SEC formal investigation of possible violations of the anti-fraud provisions of the federal securities laws with respect to the offer, purchase and sale of the Company’s securities and the Company’s disclosures or failures to disclose material information. Mr. Gregory Frost, CEO of the Company, who was one of the individuals being investigated, gave notice on September 28, 2006 that he was taking an indefinite leave of absence as CEO and resigning as Chairman of the Board. On May 24, 2007, Mr. Frost gave notice that he was resuming his duties as CEO and Chairman of the Board of the Company. On several recent occasions we had reason to believe that Mr. Frost may not have been completely forthright in his communications with us on matters related to the conduct of our audit and/or review procedures. Such matters included communications to us about the SEC investigation as well as other communications with the SEC concerning the acquisition of All American Plazas. As a result of the continuing SEC investigation and the nature of Mr. Frost’s communications with us, we developed the belief that we could no longer rely on the representations of Mr. Frost, as the CEO of the Company. As a result of our inability to rely on the representations of the Company’s CEO that have been provided to date, we are no longer willing to be associated with the condensed consolidated financial statements of the Company for the quarterly periods ended September 30, 2006 and December 31, 2006 and have withdrawn our completed reviews relating to such financial statements. Accordingly, those financial statements are effectively filed without the review by the Company’s independent registered public accountants as required by Article 10 of Regulation S-X. Notwithstanding the foregoing, since Mr. Frost was not serving as the Company’s CEO at the time that we issued our auditors’ report with respect to the consolidated financial statements for the year ended June 30, 2006, we are not withdrawing our opinion on such financial statements.

655 Third Avenue • 16th Floor • New York, NY 10017 • Tel 212-981-3000 • Fax 212-981-3001
Melville  New York  Greenwich     Grand Cayman
www.mkllp.com

Securities and Exchange Commission
August 24, 2007

2.     In conjunction with our audit of the Company’s consolidated financial statements for the year ended June 30, 2006, and our subsequent reviews of the Company’s condensed consolidated financial statements for the quarterly periods ended September 30, 2006 and December 31, 2006, we advised the Company and the Audit Committee of its Board of Directors of certain material weaknesses in the Company’s internal controls over financial reporting. The Company has a need for additional qualified accounting personnel, because it currently has insufficient accounting expertise to apply United States generally accepted accounting principles. The Company has inadequate segregation of duties in its financial reporting department, including insufficient supervision and review of the work prepared by its accounting staff. In addition, the Company does not have sufficient accounting expertise in its accounting department, nor an adequate number of personnel to address the complex issues associated with the Company’s financing transactions and financial reporting disclosures. As a result, the Company was required to restate consolidated financial results for the year ended June 30, 2005 and for the quarterly periods within the fiscal year ended June 30, 2006. The adjustments requiring the restatement related to (1) the amortization of customer lists; (2) the deferral of revenue recognition associated with certain service contracts; (3) the classification of certain property and equipment; (4) a sub-ledger reconciliation difference for accounts receivable; (5) the improper accrual of audit fees; and (6) the issuance and cancellation of common stock associated with the performance of a third party under a consulting agreement.

We agree with the statements made in paragraph (v) and the first sentence of paragraph (vi).

Very truly yours,

/s/ Marcum & Kliegman LLP

655 Third Avenue • 16th Floor • New York, NY 10017 • Tel 212-981-3000 • Fax 212-981-3001
Melville  New York  Greenwich     Grand Cayman
www.mkllp.com